Exhibit 1.2

BLACKROCK, INC.

Common Stock

PLACEMENT AGENT AGREEMENT

New York, New York

November 8, 2010

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, New York 10036

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

In consideration of the underwriting discount and commission to be received by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated (together, the “Placement Agents”) under the Underwriting Agreement (as defined below), you are hereby engaged by Merrill Lynch Group, Inc. (the “Selling Shareholder”) as placement agents in connection with a direct placement to an institutional investor (the “Purchaser”) of 2,453,988 shares of common stock, par value $.01 (the “Securities”), of BlackRock, Inc., a corporation organized under the laws of State of Delaware (the “Company”), for a purchase price equal to $163.00 per share. The Securities are issuable upon the automatic conversion, as a result of the purchase and sale of the Securities to the Purchaser, of an equal number of shares of the Company’s Series B Convertible Participating Preferred Stock owned by the Selling Shareholder.

It is understood by all parties that the Company, the Selling Shareholder and PNC Bancorp, Inc. are concurrently entering into an agreement, dated the date hereof (the “Underwriting Agreement”), with the underwriters named therein (the “Underwriters”), providing for the sale by the Selling Shareholder and PNC Bancorp, Inc. of up to 56,283,134 shares of the Company’s common stock (including the Option Securities) through arrangements with the Underwriters for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Underwriting Agreement.

1. Services. The Selling Shareholder hereby acknowledges that the Placement Agents, as agents of the Selling Shareholder, used their commercially reasonable efforts to solicit from the Purchaser an offer to purchase the Securities.

2. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless each Placement Agent, the directors, officers, employees and agents of each Placement Agent and each person who controls any Placement Agent within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Securities as originally filed or in any amendment thereof, or in the Base Prospectus, the Preliminary Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Placement Agent specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Company may otherwise have.

(b) The Selling Shareholder agrees to indemnify and hold harmless each Placement Agent, the directors, officers, employees and agents of each Placement Agent and each person who controls any Placement Agent within the meaning of either the Act or the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Securities as originally filed or in any amendment thereof, or in the Base Prospectus, the Preliminary Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Selling Shareholder will only be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with the information furnished to the Company by or on behalf of the Selling Shareholder specifically for inclusion in the Preliminary Prospectus or the Final Prospectus, it being understood and agreed that the only such information furnished by or on behalf of the Selling Shareholder consists of the information about the Selling Shareholder set forth under the caption “Selling Stockholder” and under the caption “Conflicts of Interest” in the Preliminary Prospectus and the Final Prospectus, in each case other than the information regarding percentage of the Company’s common stock, the Company’s preferred equity and economic interest in the Company owned by the Selling Shareholder. The liability of the Selling Shareholder under this indemnification provision shall be limited to an amount equal to the gross proceeds received by the Selling Shareholder from the sale of the Securities to the Purchaser.

(c) Each Placement Agent severally and not jointly agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the Act or the Exchange Act, and the Selling Shareholder and each person who controls the Selling Shareholder within the meaning of the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company or the Selling Shareholder, as applicable, to each Placement Agent, but only with reference to written information relating to such Placement Agent furnished to the Company by or on behalf of such Placement Agent specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability that any Placement Agent may otherwise have. The Company and the Selling Shareholder acknowledge that (i) the names of the Placement Agents, and (ii) the information set forth under the caption “Conflicts of Interest” in the Preliminary Prospectus and the Final Prospectus constitute the only information furnished in writing by or on behalf of the Placement Agents for inclusion in the Preliminary Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus.

(d) Promptly after receipt by an indemnified party under this Section 2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 2, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a), (b) or (c) above, as applicable, unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a), (b) or (c) above, as applicable. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties (which consent will not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding. An indemnifying party shall not be liable under this Section 2 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding to which such indemnified party is or could have been a party and in respect of which indemnification or contribution may be sought hereunder unless such settlement, compromise or consent is consented to by such indemnifying party (which consent shall not be unreasonably withheld) in which case such indemnifying party agrees to indemnify and hold harmless the indemnified parties from and against any loss or liability by reason of such settlement, compromise or consent.

(e) In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 2 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company, the Selling Shareholder and the Placement Agents severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively, “Losses”) to which the Company, the Selling Shareholder and one or more of the Placement Agents may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Shareholder on the one hand and by the Placement Agents on the other from the direct placement of the Securities; provided, however, that in no case shall any Placement Agent (except as may be provided in any agreement between the Placement Agents relating to the direct placement of the Securities) be responsible for any amount in excess of its proportional share (as hereinafter determined) of the aggregate amount the Placement Agents would have received had this Agreement provided for the same per share underwriting discount and commission provided for in the Underwriting Agreement (such aggregate amount, the “Deemed Amount”). The proportional share referred to in the immediately preceding sentence shall be determined by reference to the number of shares purchased by each Placement Agent pursuant to the Underwriting Agreement. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company, the Selling Shareholder and the Placement Agents severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Selling Shareholder on the one hand and of the Placement Agents on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company and the Selling Shareholder shall be deemed to be equal to the total proceeds from the direct placement (before deducting expenses) received by the Selling Shareholder, and benefits received by the Placement Agents shall be deemed to be equal to the Deemed Amount. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company and the Selling Shareholder on the one hand or the Placement Agents on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company, the Selling Shareholder and the Placement Agents agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (e), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 2, each person who controls a Placement Agent within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of a Placement Agent shall have the same rights to contribution as such Placement Agent, each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, and each person who controls the Selling Shareholder within the meaning of either the Act or the Exchange Act shall have the same rights to contribution as the Selling Shareholder, subject in each case to the applicable terms and conditions of this paragraph (e).

(f) The provisions of this Section 2 shall not affect any agreement between the Company and the Selling Shareholder with respect to indemnification or contribution.

3. Indemnities to Survive. The respective indemnities of the Company or its officers, the Selling Shareholder and the Placement Agents set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Placement Agent, the Selling Shareholder or the Company or any of the officers, directors, employees, agents or controlling persons referred to in Section 2 hereof, and will survive delivery of and payment for the Securities. The provisions of Section 2 hereof shall survive the termination or cancellation of this Agreement.

4. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Placement Agents, will be mailed, delivered or telefaxed to Merrill Lynch, Pierce, Fenner & Smith Incorporated at (646) 855-3073 and (212) 230-8730 and confirmed to it at Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, New York 10036, attention of Syndicate Department, with a copy to ECM Legal; if sent to the Company, will be mailed, delivered or telefaxed to (212) 810-3744 and confirmed to it at BlackRock, Inc., 40 East 52nd Street, New York, New York 10022, attention of the General Counsel; and if sent to the Selling Shareholder, will be mailed, delivered or faxed to Merrill Lynch Group, Inc. at (212) 449-7902 and (980) 386-9990 and confirmed to it at (1) Bank of America Corporation, Four World Financial Center, 250 Vesey Street, 23rd Floor, New York, New York 10080, attention of Joanne Tsung and (2) Bank of America Corporate Center, 100 N. Tryon Street, Charlotte, North Carolina 28255-0001, attention of Michael Lyons, Corporate Planning and Strategy.

5. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 2 hereof, and no other person will have any right or obligation hereunder.

6. Integration. This Agreement supersedes any prior agreement and understanding (whether written or oral) among the Company, the Selling Shareholder and the Placement Agents, or any of them, with respect to the subject matter hereof.

7. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

8. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

9. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

10. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

11. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Final Prospectus” shall mean the prospectus supplement relating to the Securities and the offer and sale of the Securities to the Purchaser that was first filed pursuant to Rule 424(b) after the execution of this Agreement, together with the Base Prospectus.

“Preliminary Prospectus” shall mean the preliminary prospectus supplement relating to the Securities and the offer and sale of the Securities to the Purchaser that was filed pursuant to Rule 424(b) on November 8, 2010, together with the Base Prospectus.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company, the Selling Shareholder and the Placement Agents.

Very truly yours,

Merrill Lynch Group, Inc.

By:	/s/ Thomas K. Muntag
	Name:	Thomas K. Muntag
	Title:	President

BlackRock, Inc.

By:	/s/ Ann Marie Petach
	Name:	Ann Marie Petach
	Title:	Managing Director and Chief Financial Officer

The foregoing Agreement is

hereby confirmed and accepted

as of the date first written above.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ John R. Erickson
	Name:	John R. Erickson
	Title:	Managing Director

Morgan Stanley & Co. Incorporated

By:	/s/ Kenneth G. Pott
	Name:	Kenneth G. Pott
	Title:	Managing Director

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